EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) effective as of the 25th day of September, 2009 (the “Effective Date”), by and between Forgent Networks, Inc., a Delaware corporation (the “Company”) having an office at 108 Wild Basin Road, Austin, TX 78746, and Patrick Goepel, an individual residing at ________________ (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of  providing web-based workforce management solutions and licensing intellectual property; and

WHEREAS, the Executive possesses the experience necessary in management and operations of the Company’s business in order to fulfill the responsibilities as a senior executive officer of the Company; and

WHEREAS, the Company desires to employ the Executive, the Executive desires to be employed by the Company, and the Executive has specifically provided to the Company all assurances that there is no prohibition or restraint legally or otherwise in the Company obtaining the services of the Executive, all in accordance with the terms and provisions of this Agreement; and

NOW, THEREFORE, in consideration of the covenants and promises hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive represent, covenant and agree as follows:

1.

Employment.

(a)

Interim Period.  From September 15, 2009 through October 1, 2009, the Company hereby employs the Executive as a senior executive officer of Company in accordance with the terms and provisions of this Agreement, and the Executive hereby accepts such employment with the Company.  Commencing on October 1, 2009, the Executive’s title shall become Interim Chief Executive Officer of the Company in accordance with the terms and provisions of this Agreement.  For the purposes herein, the term “Interim Period” shall refer to the period from September 15, 2009 through December 31, 2009.

(b)

Chief Executive Officer.  Upon mutual written agreement of the Company and Executive on or prior to January 1, 2010 (the “CEO Appointment”), the Company shall employ the Executive as Chief Executive Officer of the Company as of January 1, 2010 (the “CEO Appointment Date”) in accordance with the terms and provisions of this Agreement.  In event that such CEO Appointment does not occur on or before January 1, 2010, this Agreement shall terminate as of 11:59 PM on December 31, 2009, and Executive shall receive all compensation and benefits due to him under this Agreement which has accrued and become payable as of such date.  For the avoidance of doubt, under such circumstances, the Executive shall not be entitled to any of the compensation, including the Performance Bonus and vesting of stock options, that would have been payable hereunder had this Agreement extended beyond the Interim Period.

2.

Term.  The term of the Executive's employment hereunder shall be deemed for purposes hereof to have commenced on the Effective Date, and shall continue until this Agreement is terminated as hereinafter provided or as set forth in Section 1(b) (the “Term”).

3.

Compensation. As compensation for all services rendered by the Executive to the Company pursuant to this Agreement, Executive shall receive the following amounts during the Term:

(a)

Base Salary.  Executive shall receive an annual base salary (the “Base Salary”) of One Hundred Twenty-Five Thousand Dollars ($125,000.00), which shall be payable in accordance with Company's standard payroll practices.

(b)

Stock Grants.

(i)

Stock Award.  In connection with the commencement of Executive’s employment, the Company will sell Executive 500,000 shares of the Company’s common stock, in accordance with the terms of the Stock Purchase Agreement attached as Exhibit A hereto, at a purchase price of $0.35 per share.  Executive and the Company shall enter into the Stock Purchase Agreement and payment shall be made for such shares within thirty (30) days from the date hereof.

(ii)

Stock Option.  In connection with the commencement of Executive’s employment, the Company will grant Executive an option to purchase 800,000 shares of the Company’s common stock (the “Stock Option”), in accordance with the terms of the Stock Option Grant and Stock Option Agreement attached as Exhibit B hereto and in accordance with the following vesting schedule:.(a) twenty-five percent (25%) of shares of common stock underlying the Stock Option or 200,000 shares, shall vest and become exercisable on October 1, 2010, and (b) 1/16th of the shares of common stock underlying the Stock Option shall vest and become exercisable each three (3) months thereafter.

(c)

Bonus.

(i)

Termination after Interim Period.  In the event that the CEO Appointment has not occurred and Executive’s employment ends during the Interim Period or does not extend beyond the Interim Period, for whatever reason other than for cause (as detailed in Section 10(c) below), Executive shall be entitled to a bonus payment of $35,000 (pro rated for the portion of Interim Period occurring prior to termination), payable in a lump sum by January 31, 2010 or within thirty (30) days of the termination (if applicable).

(ii)

Continuation of Employment After Interim Period.  Provided that the CEO Appointment has occurred, Executive shall be eligible for a yearly performance bonus payment (each, a “Performance Bonus”) as set forth in detail in Schedule A attached hereto.

(iii)

Change of Control.  Upon a Change of Control (as defined below) during the term, if any, the Executive shall be entitled to a payment (the “Change of Control Payment”), as defined further on Schedule A hereto; provided that, if pursuant to such Change of Control transaction, the Company’s shareholders receive consideration in a form other than cash, the Company shall have the option to pay the Change of Control Payment to the Executive in the same consideration as is being paid to the Company’s shareholders pursuant to such Change of Control transaction.  For the purposes hereof, the term “Change of Control” shall mean: (1) a sale of all or substantially all of the Company’s assets, or (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction; or (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company (such percentage being the “Acquired Percentage”), at an average price per share of at least $1.00, of the Company’s common stock (such price threshold shall be adjusted for stock splits, stock dividends and stock combinations occurring subsequent to the date hereof).  In the event of a Change of Control payment made on account of a Change of Control resulting from subsection (3) above, notwithstanding anything contained herein to the contrary, such Change of Control Payment shall be equal to the product of the Acquired Percentage multiplied by the Change of Control Payment.  Notwithstanding the foregoing provisions, in the event a Change of Control occurs following a prior Change in Control under which the Executive has previously received a Change of Control Payment, the Change of Control Payment to be made to the Executive shall be reduced by all Change in Control Payments that have previously been paid to the Executive under this section.

(d)

Board Service.  During the Term, to the extent that the Executive serves as a member of the Company’s Board of Directors (“Board”), Executive shall waive the right to receive any additional compensation, whether cash, equity or otherwise, in connection with serving on the Board of Directors.

4.

Vacation and Executive Benefits.  During the Term:

(a)

Vacation and Sick Time.  The Executive shall be entitled to the same number of vacation and/or sick days as provided to other senior executive officers of the Company, in accordance with the Company's vacation policy as applicable to employees generally.  Vacation shall be taken upon reasonable advance notice to the Company, and at such times, so as not to interfere with the proper operation of the Company's business.

(b)

Executive Benefits.  The Executive shall be entitled to participate in the health, dental, and 401(k) plans, if any, maintained by Company, as well as any other benefit plans made available to employees of Company generally.  The terms of the Executive’s participation in such plans or policies shall be determined by the Board in its discretion and in accordance with those plans.  These plans are subject to change in the Company’s sole discretion.

(c)

Business Expenses.  The Company shall reimburse the Executive for all necessary and reasonable business expenses, including expenses in connection with a rental car, hotel and/or other lodging, food and travel, incurred in business travel by the Executive

5.

Description of Duties.  During the Term, the Executive shall act as chief executive officer of the Company and shall:

(a)

Devote on a full time basis all necessary time, best efforts, professional skills, attention and energies to perform his duties hereunder to Company; provided, however, the Executive shall be allowed to devote up to four (4) business days a month to other business activities so long as such activities do not interfere or conflict with the Executive’s duties and responsibilities hereunder;

(b)

Act in accordance herewith, and in all accounts be responsible and responsive to, the Company;

(c)

Perform such services as are generally required of a chief executive officer and follow the lawful directives of the Board as requested from time to time.

6.

General Services.  During the Term, the Executive shall:

(a)

Observe the Company’s policies and standards of conduct, as well as customary standards of business conduct, including any standards prescribed by law or regulation and generally adhere to the Company’s employee handbook;

(b)

Perform the Executive’s duties hereunder in a manner that preserves and protects the Company’s business reputation; and

(c)

Do all things and render such services as may be necessary or beneficial in carrying out any of the foregoing.

1.

Confidential Information and Assignment of Inventions Agreement.  The Executive hereby acknowledges that the Executive has executed Company’s form of Confidential Information and Invention Assignment Agreement (the “Confidentiality and Assignment Agreement”).  The Executive and the Company hereby acknowledge that such Confidentiality and Assignment Agreement is an integral part of this Agreement and is thus incorporated herein its entirety by reference.

2.

Conflict of Interest Guidelines. Except as provided herein, during the Term, the Executive shall devote his full business time and attention to the business of the Company and will not engage in or devote time to any personal business activities or business ventures that may interfere (as determined in good faith by the Board of Directors) with his duties hereunder without the prior consent of the Board.  Executive further agrees to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit C hereto.  The Company hereby acknowledges and consents to Executive’s involvement, as currently structured and as previously communicated to the Company’s Chairman of the Board, with and business activities for Safeguard, Allover Media, and APPD Investments, and agrees that same do not constitute a conflict of interest under this Agreement or the Conflict of Interest Guidelines.  The Executive warrants and represents that he has the full right and authority to enter into this Agreement and to render services as required under this Agreement and that by signing this Agreement and rendering such services, he is not breaching any contract or legal obligation he owes to any third party.

3.

Non-Solicitation.

(a)

The Executive shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by or affiliated with the Executive to solicit, any employee of the Company to leave the employ of the Company, and (ii) for a period of two (2) years after the termination, expiration or cessation of the Executive’s employment with the Company for any reason, solicit for employment, hire, or engage as an independent contractor, or permit any organization directly or indirectly controlled by or affiliated with the Executive to solicit for employment, hire, or engage as an independent contractor, any person who is or was either employed or engaged as an independent contractor by the Company.

(b)

Without limiting his obligations under section (a) above, for a period of one (1) year after the termination, expiration or cessation of the Executive’s employment with the Company for any reason, Executive shall not (1) engage or participate in any effort or act to solicit the Company’s customers, suppliers, associates, employees or consultants to cease, reduce or diminish doing business, or their association or employment with the Company; (2) solicit or accept business from the Company’s customers; or (3) interfere in any manner in the contractual or employment relationship between the Company and any such customer, supplier, associate, employee or consultant of the Company.

10.

Termination.

(a)

This Agreement shall be terminable by either party upon thirty (30) days’ written notice to the other party during the Interim Period and upon sixty (60) days’ written notice to the other party for remainder of the Term (the “Termination Date”).

(b)

In the event of termination, for whatever reason, the Executive shall be entitled to receive his Base Salary through the effective date of termination and all compensation and/or benefits (other than the Performance Bonus) that have vested or accrued or that were earned immediately prior to the effective date of termination, payable in accordance with the terms and conditions of the applicable compensation and/or benefits plans, programs or arrangements.  In the event of termination for whatever reason other than by the Company for cause, the Executive shall be entitled to receive his pro-rated Performance Bonus for the portion of the applicable fiscal year occurring prior to such termination; provided, however, such pro-rated Performance Bonus shall be paid at the end of the applicable fiscal year and shall be based on the full fiscal year performance of the Company (including the part of the fiscal year following the Executive’s departure), and all calculations set forth on Schedule A shall use the last day of the fiscal year as the Determination Date (as defined in Schedule A).

(c)

In addition, should Company terminate Executive’s employment without cause at any time after the Interim Period, Company shall pay Executive severance pay in the amount of six (6) months of Executive’s then base salary.  For purposes of this Agreement, cause is defined as (i) Executive’s breach of any material provision set forth in this Agreement or Company’s policies, provided Executive failed to cure the breach within fifteen (15) days of written notice of the breach by Company; (ii) Conviction or plea of no contest to a felony or a gross misdemeanor (provided such gross misdemeanor negatively impacts Employee’s ability to carry out the duties of his employment); or (iii) Executive, in carrying out his duties under this Agreement, is guilty of gross negligence or willful misconduct resulting in material economic harm to, or a materially adverse effect on, Company or any of Company’s operations, properties, prospects or business relationships.

(d)

The Executive agrees that nothing contained in this Agreement shall be construed to give the Executive a right to continuing employment beyond the Termination Date.

11.

Severability.  All of the terms and provisions contained in this Agreement are severable and, in the event that any of them shall be deemed unenforceable or invalid by a court of competent jurisdiction, then this Agreement shall be interpreted as if such unenforceable or invalid term or provision were not contained herein.

12.

Reformation of Time, Geographical and Occupational Limitations.  The Company and Executive agree and stipulate that the obligations set forth in Sections 7 through 9 of the Agreement are fair and reasonable.  Therefore, in furtherance of and not in derogation of these provisions of this Agreement, in the event that any provision in this Agreement is held to be unenforceable by a court of competent jurisdiction because it exceeds the maximum time, geographical or occupational limitations permitted by applicable law, then such provision(s) shall be and hereby are reformed to the maximum time, geographical and occupational limitations as may be permitted by applicable law.

13.

Section 409A.  This Agreement and the Exhibits and Schedules hereto are intended to meet the requirements to be exempt from the application of Section 409A of the Internal Revenue Code ("Section 409A").  If any amount payable under the Agreement, Exhibits or Schedules is determined to be subject to Code Section 409A, then the applicable provisions of the Agreement, Exhibit or Schedule shall be interpreted and administered in accordance with Section 409A and the applicable guidance issued by the Department of the Treasury with respect to the application of Section 409A. Notwithstanding any provision of the Agreement, Exhibit or Schedule to the contrary, no payment of an amount subject to Section 409A on account of a termination of service as defined in Section 409A and the accompanying guidance, shall be made to Executive if he is a specified employee (within the meaning of Section 409A and the applicable guidance) as of the date of Executive’s termination of service, within the six-month period following Executive’s termination of service.  Amounts to which Executive would otherwise be entitled under the Agreement, Exhibit or Schedule during the first six months following the termination of service will be accumulated and paid on the first day of the seventh month following the Executive’s termination of service.

14.

Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Texas, without regard to its conflicts of laws principles.  Each of the parties of this Agreement consents to the exclusive jurisdiction and venue of the Courts of the State and Federal Courts of Travis County, Texas.

15.

Entire Agreement.  This Agreement, the Exhibits and Schedules attached hereto constitutes the entire agreement of the parties hereto, and replaces all prior agreements, promises, representations and understandings between the Company and the Executive whatsoever concerning the limited subject matter hereof.  There are no other agreements, conditions or representations, oral or written, express or implied, which form the basis for this Agreement.

16.

Modification.  No waiver or modification of this Agreement or of any covenant, condition, or limitation contained herein shall be valid unless in a writing of subsequent date hereto and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.  The parties further agree that the provisions of this Section may not be waived except as herein set forth.

17.

Section Headings.  The section headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

18.

Waiver of Breach.  The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach thereof.

19.

Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three (3) days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth above, or as subsequently modified by written notice,

20.
Withholding.

The Company shall deduct and withhold from Executive’s compensation all necessary or required taxes, including but not limited to Social Security, withholding and otherwise, and any other applicable amounts required by law or any taxing authority.

21.

Survival Clauses.  Section 7 through 21 of this Agreement shall survive the termination of the Executive's employment with the Company for any reasons set forth in such Sections.

22.

Construction.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.  The captions of this Agreement are not part of the provisions and shall have no force or effect.

23.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

24.

Legal Counsel.  Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms.  Executive acknowledges that prior to assenting to the terms of this Agreement he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's-length with the Company as to its contents.  Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year hereinbefore first written.

COMPANY

FORGENT NETWORKS, INC.

By:

Name:

Title:

EXECUTIVE

____________________________________
Patrick Goepel

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Schedule A

Performance Bonus and Change of Control Payments

The Performance Bonus and Change of Control Payment shall be determined as follows:

1.

Defined Terms:

“Adjusted EBITDA” shall mean: (A) fifteen (15) multiplied by (B) (i) EBITDA of the Company (on a per annum basis) for the 12 months preceding the applicable Determination Date, less (ii) Capital Expenditures less (iii) Cash Taxes.

“Aggregate Debt” shall mean, as of the applicable Date of Determination the aggregate long term and short term debt of the Company, as determined by the Company’s accountants in accordance with GAAP.

“Baseline Amount” shall mean $.35 per share multiplied by 31,100,000.

“Capital Expenditures” shall mean as of the applicable Determination Date, the capital expenditures of the Company, as determined by the Company’s accountants in accordance with GAAP, during the prior 12 month period.

“Cash Taxes” shall mean taxes paid by the Company in cash (i.e. exclusive of use of existing net operating losses or other credits) during such period.

“Company Cash” shall mean, as of applicable Determination Date, the cash on hand of the Company as determined by the Company’s accountants in accordance with GAAP.

“Determination Date” shall mean, with respect to: (i) the Performance Bonus Payment calculation, July 31 of such year, or the last day of the fiscal year if such is later changed, and (ii) the Change of Control Payment, the date of the effectiveness of such Change of Control.

“EBITDA” shall mean as of the applicable Determination Date, the Company’s earnings before interest, taxes, depreciation and amortization for the prior 12 month period, as determined by the Company’s accountants in accordance with GAAP.

“GAAP” shall mean United States Generally Accepted Accounting Principals as in effect at the time any calculation is made hereunder.

“Outstanding Shares” shall mean the average of the number of issued and outstanding shares of the Company on a fully diluted basis (assuming the exercise and conversion of all outstanding convertible securities) for the four fiscal quarter end dates preceding the Determination Date.

“Payment Date” shall mean with respect to the Performance Bonus or Change of Control Payment (as applicable), ten (10) days following the date that the Company’s accountants provide the Company with all necessary inputs (in final form) to calculate the Performance Bonus or Change of Control Payment (as the case may be).

2.

Performance Bonus:  The Company shall pay the Executive the Performance Bonus, if any, on the Payment Date following the completion of each fiscal year of the Company.   In the event Executive’s employment is terminated for any reason other than for “cause” (as detailed in Section 10(c) of the Agreement), the Company shall pay Executive a pro-rated portion of the Performance Bonus based on the portion of the fiscal year for which Executive was employed provided, however, such pro-rated Performance Bonus shall be paid at the end of the applicable fiscal year and shall be based on the full fiscal year performance of the Company (including the part of the fiscal year following the Executive’s departure), and all calculations set forth herein shall use the last day of the fiscal year as the Determination Date.  The Performance Bonus for fiscal year 2009/2010 shall be pro-rated by the portion of the fiscal year from the Effective Date through the end of the fiscal year (or Executive’s termination date, if sooner).

The Performance Bonus shall be calculated as follows:

Adjusted EBITDA  + Company Cash -- Aggregate Debt --  Baseline Amount           X       106

                             Outstanding Shares

3.

Change of Control Payment:  The Company shall pay the Executive the Change of Control Payment, if any, on the Payment Date following the Change of Control, provided that the Executive is employed by the Company as Chief Executive Officer on the effective date of the Change of Control.   For the avoidance of doubt, in the event that the Executive is no longer the Chief Executive Officer of the Company as of the effective date of the Change of Control, no Change of Control Payment shall be due to the Executive on account of the Change of Control.  Such Change of Control Payment shall be due and payable by the Company on the Payment Date following the Change of Control. For the avoidance of doubt, the Executive shall be entitled to the Change of Control Payment if the Executive leaves the employ of the Company or is terminated for any reason following the Change of Control, even if such departure is prior to the Payment Date.

The Change of Control Payment shall be calculated as follows:

Adjusted EBITDA  + Company Cash -- Aggregate Debt --  Baseline Amount           X       1060

                             Outstanding Shares

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Exhibit A

Form of Restricted Stock Purchase Agreement

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Exhibit B

Form of Stock Option Agreement

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 Exhibit C

CONFLICT OF INTEREST GUIDELINES

It is the policy of the Company to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities, which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations, which must be avoided. Any exceptions must be reported to the Board of Directors of the Company and written approval for continuation must be obtained.

1.

Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended (The Employment Agreement elaborates on this principle and is a binding agreement).

2.

Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.

Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.

Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.

Initiating or approving any form of personal or social harassment of employees.

6.

Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.

Borrowing from or lending to employees, customers or suppliers.

8.

Acquiring real estate or other property of interest to the Company.

9.

Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent Company or other person or entity with whom obligations of confidentiality exist.

10.

Unlawfully discussing prices, costs, customers, sales or markets with competing companies or either employees.

11.

Making any unlawful agreement with distributors with respect to prices.

12.

Improperly using or authorizing the use of any inventions, which are the subject of patent claims of any other person or entity.

13.

Engaging in any conduct, which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines, and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.